AllianceBernstein Wealth Strategies and AllianceBernstein
Tax-Managed Wealth Strategies

Exhibit 77K

At a meeting of the Audit Committee of the Registrant held on March 24, 2010, the Audit Committee approved the dismissal of KPMG LLP (KPMG) as independent accountants to audit the Registrants financial statements for the fiscal year ending August 31, 2010. KPMGs reports on the Registrant's financial statements as of and for the fiscal years ended August 31, 2009 and 2008 did not include any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrants two most recent fiscal years and the subsequent period through March 24, 2010, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events as described in paragraph (v) of Item 304(a)(1) of Regulation S-K. On May 5, 2010, Ernst & Young LLP (E&Y) was selected as the Registrants independent registered public accounting firm for the 2010 fiscal year. A majority of the Registrants Board of Trustees, including a majority of the Independent Trustees, approved the appointment of E&Y. The Registrant requested that KPMG furnish it with a letter addressed to the SEC stating whether or not it agrees with the above comments. A copy of such letter, dated October 25, 2010, is filed as Exhibit A to this
Item 77K.




Exhibit A to Exhibit 77K
October 25, 2010
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for AllianceBernstein Wealth Strategies and AllianceBernstein Tax-Managed Wealth Strategies, Strategies of AllianceBernstein Portfolios (the Registrant) and, under the date of October 27, 2009, we reported on the financial statements of the Registrant as of and for the year ended August 31, 2009. On April 14, 2010, we were dismissed. We have read the Registrants statements included under Item 77K of Form N-SAR dated October 25, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with the Registrants statements that the Audit Committee approved the dismissal of KPMG LLP as independent accountants on March 24, 2010, and that on May 5, 2010, Ernst & Young LLP (E&Y) was selected as the Registrants independent registered public accounting firm for the 2010 fiscal year and that a majority of the Registrants Board of Trustees, including a majority of the Independent Trustees, approved the appointment of E&Y.
Very truly yours,

/s/ KPMG LLP